Exhibit 10.1

NILE THERAPEUTICS, INC.

DIRECTOR COMPENSATION PLAN SUMMARY

Adopted: July 21, 2009

The following is a summary of the compensation plan for directors of Nile Therapeutics, Inc. (the “Company”) who are not compensated employees of the Company. Directors who are compensated employees of the Company do not receive compensation for their service on the Board, but shall receive compensation only in their capacities as employees.

1.	Initial Equity Grant. As an inducement to accept service as a director, upon initial appointment to the Board, a director shall receive a stock option to purchase 130,000 shares of the Company’s common stock, which option shall vest in three equal annual installments commencing on the first anniversary of the date of grant.

2.	Annual Equity Grant. Following a director’s initial appointment, on an annual basis, (i) each non-employee director shall receive a stock option to purchase 65,000 shares of the Company’s common stock, and (ii) the Chairman of the Board and the Chair of each of the Board’s Audit and Compensation Committees shall receive an additional stock option to purchase 15,000 shares of common stock. All such stock options shall vest in their entirety on the first anniversary of the date of grant.

3.	Other Terms of Equity Grants. The stock options described in Paragraphs 1 and 2, above, shall be issued pursuant to the Company’s Amended & Restated 2005 Stock Option Plan (the “2005 Plan”) and each shall have a term of 10 years. The per share exercise price applicable to such stock options shall be equal to the fair market value of the Company’s common stock on the grant date, as determined in accordance with the Company’s then current stock option pricing policies. Without limiting the effect of any other provision of the 2005 Plan, all such stock options shall vest in full and be immediately exercisable upon a “Change of Control” (as defined in the 2005 Plan) or the death of the director.

4.	Expenses. Directors shall also be reimbursed for their reasonable out of pocket expenses incurred in connection with attending meetings of the Board or any committee thereof or otherwise in furtherance of their duties as directors.